Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124140, 333-122628, 333-110855, 333-110854, 33-40730, 333-103573, 333-59516, 333-38378, 333-166521 and 333-183243), Form S-3 (Nos. 333-120776, 333-49952 and 333-48194) and Form S-3ASR (No. 333-209123) of Molson Coors Brewing Company of our report dated February 14, 2017, except with respect to Note 19 – Supplemental Guarantor Information, as to which the date is November 1, 2017, relating to the financial statements of MillerCoors LLC which appears in this Current Report on Form 8‑K of Molson Coors Brewing Company.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
November 1, 2017